Control No. 0131025

STATE OF GEORGIA

Secretary of State

Corporations Division
315 West Tower
#2 Martin Luther King, Jr. Dr.
Atlanta, Georgia 30334-1530

CERTIFICATE
OF
AMENDMENT

NAME CHANGE

I, **Karen C Handel**, the Secretary of State and the Corporations Commissioner of the State of Georgia, hereby certify under the seal of my office that

OWNERTEL, INC.
a Domestic Profit Corporation

has filed articles/certificate of amendment in the Office of the Secretary of State on **12/19/2007** changing its name to

FICAAR, INC.

and has paid the required fees as provided by Title 14 of the Official Code of Georgia Annotated. Attached hereto is a true and correct copy of said articles/ certificate of amendment.

WITNESS my hand and official seal in the City of Atlanta and the State of Georgia on December 19, 2007

Karen C Handel
Secretary of State